Exhibit 99



News Release
Urban Televison Network Corporation
2707 South Cooper,  Suite 119
Arlington, Texas   76015


                              FOR IMMEDIATE RELEASE
                                  Teresa Lomas
                                 (817) 303-7449



      Edward C. Maddox Resigns as President and Director of Urban Televison Network Corporation Board
      ---------------------------------------------------------------------

Fort Worth, Texas, July 5, 2005: Urban Televison Network Corporation. announced that on July 1, 2005 Edward C. Maddox resigned as President and as a director of Urban Televison Network Corporation.

In submitting his resignation, Mr. Maddox said "I have enjoyed working with all of you and wish you success as you continue to grow the network.

Commenting on Mr. Maddox's resignation, Jacob Miles CEO of Urban said: "Mr. Maddox has been a valued and highly effective officer and director, providing strong counsel and leadership. We regret his decision to resign as an officer and director, but we thank him for his outstanding service to our company and wish him well in his future endeavors."

Urban is a television network composed of approximately 70 broadcast television station affiliates across the country that air programming supplied by the network via satellite transmission. The affiliates have a household coverage of approximately 22 million households in their combined viewing markets. The network is the first and only minority certified network to specifically target America's urban market that is comprise of African Americans, English speaking Hispanic Americans and many other urban consumers. The network competes with BET, which is owned by Viacom, Inc., and other services for the urban market niche that the Company believes is underserved at this time.

Urban Televison Network Corporation shares are traded on the over the counter bulletin board exchange under the symbol URBT.

Urban Televison Network Corporation news releases and other investor information are available on the Internet at www.uatvn.com.